Exhibit 12


          Statement Regarding Computation of Earnings to Fixed Charges



                                          Period from
                                         January 26, 2005
                                          (inception) to       Six Months ended
Period                                  December 31, 2005       June 30, 2006
                                        ------------------     ----------------

1. Net Income                              6,653,400               20,184,237
2.Fixed Charges (as per below)             7,208,641                4,183,673
3.Amortized Capitalized Interest                   -                        -
                                          ----------               ----------
Total Earnings                            13,862,041               24,367,910
                                          ==========               ==========


Fixed Charges
1. All Interest                            5,979,864                4,117,448
2a. Amortization of Debt Issuance Costs       98,065                   66,225
2b. Write-Off of Debt Issuance Costs       1,130,712
3. Interest Portion of Rental Expense              -                        -
4. Preferred Stock Dividends                       -                        -
                                          ----------               ----------
Total                                      7,208,641                4,183,673
                                          ==========               ==========
Ratio of earnings to fixed charges               1.9                      5.8